                    INFORMATION REQUIRED IN PROXY STATEMENT

                            ------------------------

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy           / /        Confidential, For Use of
           Statement                              the Commission Only (as
                                                  permitted by Rule
                                                  14a-6(e)(2))
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                      IMMUNEX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

                           CALCULATION OF FILING FEE

                             PER UNIT PRICE
                                OR OTHER
 TITLE OF                      UNDERLYING
EACH CLASS     AGGREGATE        VALUE OF
    OF          NUMBER         TRANSACTION
SECURITIES   OF SECURITIES      COMPUTED      PROPOSED MAXIMUM
 TO WHICH      TO WHICH        PURSUANT TO    AGGREGATE VALUE
TRANSACTION   TRANSACTION       EXCHANGE             OF         TOTAL FEE
 APPLIES        APPLIES       ACT RULE 0-11     TRANSACTION       PAID


/ /  Fee paid previously with preliminary materials:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     Amount previously paid:
     --------------------------------------------------------------
     Form, Schedule or Registration Statement no.:
     --------------------------------------------------------------
     Filing Party:
     --------------------------------------------------------------
     Date Filed:
     --------------------------------------------------------------

                                     [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD THURSDAY, APRIL 30, 1998

                            ------------------------

To the Shareholders of Immunex Corporation:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of IMMUNEX CORPORATION, a Washington corporation (the "Company"), will be held at the Sheraton Seattle Hotel & Towers, 1400 6th Avenue, Seattle, Washington, on Thursday, April 30, 1998, at 9:00 a.m. or at any adjournment or postponement thereof (the "Annual Meeting") for the following purposes:

    1. To elect nine directors to serve until the Annual Meeting of Shareholders next ensuing after their election and until their respective successors are elected and shall qualify and

    2. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Company's Board of Directors has fixed the close of business on March 10, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

    To ensure representation at the Annual Meeting, shareholders are urged to mark, sign, date and return the enclosed Proxy as promptly as possible, even if they plan to attend the Annual Meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for this purpose. Any shareholder attending the Annual Meeting may vote in person, even if such shareholder has returned a Proxy, if the Proxy is revoked in the manner set forth in the accompanying Proxy Statement.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Scott G. Hallquist

                                          SECRETARY

Seattle, Washington

March 26, 1998

  PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO SHAREHOLDERS OF THE COMPANY AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) AND GUESTS OF THE COMPANY. TO OBTAIN AN ADMITTANCE TICKET, PLEASE MARK THE APPROPRIATE BOX ON THE ENCLOSED PROXY AND AN ADMITTANCE TICKET WILL BE SENT TO YOU. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, YOU MAY OBTAIN AN ADMITTANCE TICKET BY RETURNING THE REQUEST CARD PROVIDED TO YOU BY YOUR BANK OR BROKER.

                                     [LOGO]
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed Proxy is solicited by the Board of Directors (the "Board of Directors") of Immunex Corporation ("Immunex" or the "Company") for use at the Annual Meeting of Shareholders to be held on Thursday, April 30, 1998, at 9:00 a.m. or at any adjournment or postponement thereof (the "Annual Meeting") for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Sheraton Seattle Hotel & Towers, 1400 6th Avenue, Seattle, Washington. The principal executive offices of the Company are located at 51 University Street, Seattle, Washington 98101.

    The Company intends to first give or mail to shareholders definitive copies of this Proxy Statement and accompanying Proxy on or about March 26, 1998.

RECORD DATE AND OUTSTANDING SHARES

    Only holders of record at the close of business on March 10, 1998 of shares of common stock of the Company (the "Common Stock") will be entitled to notice of, and to vote at, the Annual Meeting. At that date, there were 39,737,721 issued and outstanding shares of Common Stock.

REVOCABILITY OF PROXIES

    Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised. A Proxy may be revoked either by (i) filing with the Secretary of the Company prior to the Annual Meeting, at the Company's executive offices, either a written revocation or a duly executed Proxy bearing a later date or
(ii) attending the Annual Meeting and voting in person, regardless of whether a Proxy has previously been given. Presence at the Annual Meeting will not revoke the shareholder's Proxy unless such shareholder votes in person.

QUORUM

    A quorum for the Annual Meeting shall consist of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, present in person or by proxy.

SOLICITATION OF PROXIES

    The Company has retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York, to aid in the solicitation of Proxies. It is estimated that the cost of these services will be approximately $5,000, plus expenses. The cost of soliciting Proxies will be borne by the Company. Proxies will be solicited by personal interview, mail and telephone. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of Common Stock for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telefax.

VOTING

    Each shareholder will be entitled to one vote for each share of Common Stock held. Directors will be elected by a plurality of the shares of Common Stock present by proxy or in person at the Annual Meeting. Holders of Common Stock are not entitled to cumulate votes in the election of directors. Abstention from voting on the election of directors will have no impact on the outcome of this proposal since no vote has been cast in favor of any nominee. There can be no broker nonvotes on the election of directors since brokers who hold shares for the accounts of their clients have discretionary authority to vote such shares with respect to this matter.

    The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. The enclosed Proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment if any other matters are properly brought before the Annual Meeting.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth as of December 31, 1997, certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the outstanding voting securities of the Company, based on publicly available information. To the Company's knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned.

                                                                                        AMOUNT AND
                                                                                        NATURE OF
                     NAME AND ADDRESS OF                                                BENEFICIAL      PERCENT OF
                       BENEFICIAL OWNER                           TITLE OF CLASS        OWNERSHIP          CLASS
--------------------------------------------------------------  ------------------  ------------------  -----------
American Cyanamid Company(1)..................................        Common Stock        21,491,975         54.1%
One Cyanamid Plaza
Wayne, New Jersey 07470-1807
Wellington Management Company.................................        Common Stock         2,841,380         7.16%
75 State Street
Boston, Massachusetts 02109
First Manhattan Capital Management Company....................        Common Stock         2,646,270          6.7%
437 Madison Avenue
New York, New York 10022-7001

------------------------

(1) American Cyanamid Company is a wholly owned subsidiary of American Home Products Corporation.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth as of March 10, 1998, the number of outstanding voting securities of the Company beneficially owned by (i) each director and each director nominee, (ii) each executive officer for whom compensation is reported in this Proxy Statement, and (iii) all current directors and executive officers as a group.

                                                                AMOUNT AND
                                                           NATURE OF BENEFICIAL    PERCENT OF
NAME OF BENEFICIAL OWNER                  TITLE OF CLASS         OWNERSHIP            CLASS
----------------------------------------  --------------   ---------------------   -----------
Edward V. Fritzky.......................    Common Stock           131,139(1)         *
Scott G. Hallquist......................    Common Stock            93,392(2)         *
Douglas G. Southern.....................    Common Stock            58,294(3)         *
Douglas E. Williams.....................    Common Stock            34,500(4)         *
Peggy V. Phillips.......................    Common Stock            37,582(4)         *
Kirby L. Cramer.........................    Common Stock            11,000(5)         *
Edith W. Martin.........................    Common Stock            11,000(5)         *
John E. Lyons...........................    Common Stock            10,000(5)         *
Richard L. Jackson......................    Common Stock             1,000            *
Joseph J. Carr..........................    Common Stock         --                  --
Joseph M. Mahady........................    Common Stock         --                  --
All current directors and executive
 officers as a group (12 persons).......    Common Stock           412,817            *

------------------------

*   Less than 1% of the outstanding shares of Common Stock.

(1) Includes 123,500 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE)

(2) Includes 68,630 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(3) Includes 53,760 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(4) Includes 34,500 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(5) Includes 10,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

    The following table sets forth as of March 10, 1998, the number of outstanding voting securities of American Home Products Corporation ("American Home Products" or "AHP") beneficially owned by (i) each director and each director nominee, (ii) each executive officer for whom compensation is reported in this Proxy Statement, and (iii) all current directors and executive officers as a group.

                                                                AMOUNT AND
                                                           NATURE OF BENEFICIAL    PERCENT OF
NAME OF BENEFICIAL OWNER                  TITLE OF CLASS         OWNERSHIP            CLASS
----------------------------------------  --------------   ---------------------   -----------
Edward V. Fritzky.......................    Common Stock         --                  --
Scott G. Hallquist......................    Common Stock         --                  --
Douglas G. Southern.....................    Common Stock         --                  --
Douglas E. Williams.....................    Common Stock         --                  --
Peggy V. Phillips.......................    Common Stock         --                  --
Kirby L. Cramer.........................    Common Stock         --                  --
Edith W. Martin.........................    Common Stock         --                  --
John E. Lyons...........................    Common Stock         --                  --
Richard L. Jackson......................    Common Stock            48,100(1)         *
Joseph J. Carr..........................    Common Stock           103,290(2)         *
Joseph M. Mahady........................    Common Stock            16,218(3)         *
All current directors and executive
 officers as a group (12 persons).......    Common Stock           167,724            *

------------------------

*   Less than 1% of the outstanding shares of Common Stock.

(1) Includes 48,100 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(2) Includes 53,200 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(3) Includes 15,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

                             ELECTION OF DIRECTORS

    A Board of Directors consisting of nine directors will be elected at the Annual Meeting to hold office for a term of one year or until their successors are elected and shall qualify.

    Pursuant to the Amended and Restated Governance Agreement dated as of December 15, 1992 (the "Governance Agreement"), AHP is entitled to designate three Investor Directors (as defined below) and one Independent Director (as defined below) for election to the Board of Directors. AHP has not yet designated a candidate to serve as an Independent Director, but may do so at any time. See "RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY -- Governance Agreement -- Designation of Candidates for Board of Directors." Proxies may not be voted for a greater number of persons than the number of nominees named.

    The Board of Directors has approved the nominees named below, who were designated in accordance with the Governance Agreement. Unless otherwise instructed, it is the intention of the persons named in the accompanying Proxy to vote shares represented by properly executed Proxies for such nominees. Although the Board of Directors anticipates that all the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the Proxies will be voted for the election of such substitute nominees as may be designated in accordance with the Governance Agreement.

    The following table sets forth the name and age of each nominee for election as a director, the positions and offices held by the nominee with the Company and the period during which the nominee has served as a director of the Company:

                                                                                               DIRECTOR
          NAME            AGE              POSITIONS AND OFFICES WITH THE COMPANY               SINCE
------------------------  ---  --------------------------------------------------------------  --------

Edward V. Fritzky         47   Chief Executive Officer and Chairman of the Board                  1994

Joseph J. Carr            55   Director                                                           1995

Kirby L. Cramer           61   Director                                                           1987

Richard L. Jackson        58   Director                                                           1995

John E. Lyons             72   Director                                                           1993

Joseph M. Mahady          45   Director                                                           1998

Edith W. Martin           52   Director                                                           1993

Peggy V. Phillips         44   Senior Vice President, Pharmaceutical Development; Director        1996

Douglas E. Williams       39   Senior Vice President, Discovery Research; Director                1996

    Mr. Fritzky has been the Company's Chief Executive Officer and Chairman of the Board since January 1994. Mr. Fritzky served as President of Lederle Laboratories ("Lederle"), a division of American Cyanamid Company ("Cyanamid"), from 1992 to 1994 and as Vice President of Lederle from 1989 to 1992. Prior to joining Lederle, Mr. Fritzky was an executive of Searle Pharmaceuticals, Inc. ("Searle"), a subsidiary of Monsanto Company. During his tenure at Searle, Mr. Fritzky was Vice President, Marketing and later President and General Manager of Searle Canada, Inc. and Lorex Pharmaceuticals, a joint venture company.

    Mr. Carr has been a director of the Company since January 1995. He joined American Home Products, a pharmaceutical, healthcare, animal health, agricultural and food products company, in 1982, and served in various executive capacities prior to being named Vice President in 1989. In April 1991, Mr. Carr was appointed Group Vice President of AHP, and in May 1993, Senior Vice

President. See "RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY."

    Mr. Cramer has been a director of the Company since 1987. Mr. Cramer is Chairman Emeritus of Hazleton Laboratories Corporation and a Trustee Emeritus and former President of the University of Virginia's Colgate Darden Graduate School of Business Administration. Mr. Cramer is also past Chairman of the Advisory Board of the School of Business Administration of the University of Washington. He also serves on the board of directors of ATL Ultrasound, Inc., Commerce Bancorporation, Landec Corporation, Unilab, Inc., The Commerce Bank of Washington, Northwestern Trust Company, Pharmaceutical Product Development, Inc. and certain privately held companies. Mr. Cramer is the Chair of the Compensation Committee and the Stock Option Plan Administration Committee. See "RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY."

    Dr. Jackson has been a director of the Company since July 1995. He joined American Home Products in 1993 as Vice President, Discovery Research of its Wyeth-Ayerst Laboratories division. Prior to joining AHP, Dr. Jackson was employed by the Marion Merrell Dow Research Institute for eight years, most recently as Vice President, Research Sciences.

    Mr. Lyons has been a director of the Company since 1993. Mr. Lyons retired as Vice Chairman of the Board of Merck & Company ("Merck") in 1991. He joined Merck in 1950 as a Research Chemist and held a number of senior marketing and sales positions in the Merck, Sharp & Dohme division of Merck, serving as its President from 1975 to 1985. He was appointed Corporate Senior Vice President of Merck in 1982, Executive Vice President in 1985, and Vice Chairman of the Board in 1988. Mr. Lyons also serves on the board of directors of Matrix Pharmaceutical Company and Synaptic Pharmaceutical Company.

    Mr. Mahady has been a director of the Company since February 1998. Mr. Mahady has held various positions with American Home Products and its Wyeth-Ayerst Laboratories division since 1979. He has been the President of Wyeth-Ayerst North America since September 1997. Previously, he was President of Wyeth-Ayerst Pharmaceutical Business Division from August 1995 through September 1997, having previously been promoted to Senior Vice President in February 1995 and Vice President in October 1991.

    Dr. Martin has been a director of the Company since 1993. Dr. Martin was a Vice President and Chief Information Officer of Eastman Kodak Company, a position she held from January 1996 to December 1997. Between September 1994 and February 1996, Dr. Martin was the Executive Vice President and Chief Technology Officer of the Student Loan Marketing Association ("Sallie Mae"). Prior to joining Sallie Mae, Dr. Martin had been Vice President and Chief Information Officer of the International Telecommunications Satellite Organization ("INTELSAT") since 1992. Prior to joining INTELSAT, Dr. Martin was Vice President, High Technology Center, The Boeing Company. Dr. Martin also serves on the board of directors of Information Resources, Inc. and Pharmacopeia, Inc. Dr. Martin is the Chair of the Audit Committee.

    Ms. Phillips has been a director of the Company since July 1996. She joined the Company in 1986, was named Senior Vice President, Pharmaceutical Development in September 1994, and was elected an executive officer of the Company in July 1995. From 1991 until its dissolution in January 1995, Ms. Phillips was Senior Vice President and Chief Operating Officer of Immunex Research and Development Corporation, the Company's former wholly owned research and development corporation. Ms. Phillips received an M.S. in microbiology from the University of Idaho.

    Dr. Williams has been a director of the Company since April 1996. He joined the Company in 1988 and served as Vice President of Research and Development from 1992 until September 1994, when he was appointed to his current position of Senior Vice President, Discovery Research. Dr. Williams was elected an executive officer of the Company in July 1995. Dr. Williams received a Ph.D. in physiology from the State University of New York at Buffalo, Roswell Park Memorial Institute Division.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    During the last fiscal year there were five meetings of the Board of Directors. All incumbent directors attended at least 75% of the Board of Directors meetings held. All incumbent directors except Mr. Lyons attended at least 75% of the meetings held by all committees on which they served.

    In accordance with the Governance Agreement, the Board of Directors maintains an Audit Committee, a Compensation Committee, a Nominating Committee and a Stock Option Plan Administration Committee.

    The Audit Committee, currently composed of Messrs. Cramer and Lyons and Dr. Martin, is responsible, among other things, for recommending the selection of certified public accountants to the Board of Directors, reviewing the scope and results of the audits and reviewing the Company's accounting policies and procedures and system of internal controls. During the past year, there were two Audit Committee meetings.

    The Compensation Committee, currently composed of Messrs. Carr, Cramer and Lyons and Dr. Martin, is responsible, among other things, for recommending to the Board of Directors the adoption and amendment of all employee benefit plans and arrangements and the engagement of, and terms of any employment agreements and arrangements with, and terminations of, all corporate officers of the Company. During the past year, there were two Compensation Committee meetings.

    The Nominating Committee, currently composed of Mr. Carr and Dr. Williams, is responsible for the nomination of directors and the solicitation of shareholder proxies. Under the Governance Agreement, designation of directors for nomination is to be made exclusively by Immunex and AHP. During the past year, there were no Nominating Committee meetings.

    The Stock Option Plan Administration Committee, currently composed of Messrs. Carr, Cramer, Lyons and Mahady (who replaced Robert A. Essner in February 1998) and Drs. Jackson and Martin, is responsible, among other things, for recommending to the Board of Directors the adoption and amendment of all stock option plans of the Company and for administering such plans. During the past year, there were four Stock Option Plan Administration Committee meetings.

COMPENSATION OF DIRECTORS

    Each Independent Director is entitled to receive $6,000 per quarter and also $1,000 per quarter for serving as the Chair of a committee. In addition, each Independent Director is entitled to receive $1,000 for each Board of Directors and each committee meeting attended in person and $500 for each such meeting attended telephonically. Management Directors (as defined below) and Investor Directors receive no additional compensation for attending Board of Directors or committee meetings.

    Under the Company's Stock Option Plan for Nonemployee Directors, each Independent Director receives a one-time grant of an option to purchase 10,000 shares of Common Stock on the day such director is initially elected or appointed to the Board of Directors. Each Independent Director receives an annual grant of an option to purchase 5,000 shares of Common Stock immediately following each year's Annual Meeting of Shareholders. Such options vest at a rate of 20% per year over a five-year period.

            RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND
                           AMERICAN CYANAMID COMPANY

BACKGROUND

    On June 1, 1993, the Company's predecessor ("Predecessor Immunex") was merged (the "Merger") into Lederle Oncology Corporation, a previously nondistinct operating unit of Cyanamid, pursuant to an Amended and Restated Agreement and Plan of Merger dated as of December 15, 1992 among Predecessor Immunex, Cyanamid and certain other parties thereto (the "Merger Agreement"). Cyanamid received 53.5% of the Common Stock outstanding immediately following the effective time of the Merger (the "Effective Time"), on a fully diluted basis.

    Simultaneously with entering into the Merger Agreement, Predecessor Immunex and Cyanamid entered into the Governance Agreement, which sets forth, among other things, certain agreements of the parties relating to (i) the corporate governance of the Company, including the composition of its Board of Directors,
(ii) rights of Cyanamid to purchase additional shares of the Common Stock from the Company upon the occurrence of certain events, (iii) future acquisitions and dispositions of the Company's securities by Cyanamid, (iv) rights of members of the Board of Directors designated by Cyanamid to approve certain corporate actions, (v) the requirement that a supermajority of the members of the Board of Directors approve certain corporate actions, and (vi) payments to be made by Cyanamid to the Company in the event that the products of the Lederle Oncology Business (as defined below) and certain other new products of Immunex do not achieve specified revenue targets. In addition, pursuant to the Merger Agreement, Immunex, Cyanamid and certain of their respective subsidiaries entered into certain agreements at the closing of the Merger relating to cooperation in research and development, supply and manufacture of certain products, and other matters.

    In November 1994, all the outstanding shares of common stock of Cyanamid were acquired by AHP. Cyanamid is currently a wholly owned subsidiary of AHP. Pursuant to an agreement dated September 20, 1994 between the Company and AHP, AHP agreed not to take any action to cause Cyanamid or its subsidiaries to violate any of their obligations to the Company. AHP also agreed that if it causes the separate existence of Cyanamid or any of Cyanamid's subsidiaries having obligations to the Company to cease, or causes such entity to transfer all or substantially all of its assets, AHP will make appropriate provision so that any successor to such entity or transferee of such assets that is an affiliate of AHP will be bound by and required to perform its obligations to the Company. In addition, AHP agreed it will not take any action to cause Cyanamid or its subsidiaries to violate their obligations to Immunex. AHP also agreed, among other things, to be bound by the Standstill Provisions of the Governance Agreement to the extent such provisions apply to Cyanamid. See " -- Governance Agreement -- Standstill Provisions." All references to AHP in this Proxy Statement include AHP and its subsidiaries, divisions or affiliates that have assumed the obligations of Cyanamid.

GOVERNANCE AGREEMENT

    DESIGNATION OF CANDIDATES FOR BOARD OF DIRECTORS

    The Board of Directors following the Annual Meeting will consist of nine directors. Pursuant to the Governance Agreement, three directors are designated for election by the Company (the "Management Directors"), three are designated for election by AHP (the "Investor Directors"), three independent directors are designated for election by agreement of the Company and AHP, and AHP has the right to designate a fourth independent director for election (the "Independent Directors").

    At all times during the term of the Governance Agreement, the number of directors that AHP and the management of Immunex have the right to designate will be determined by the percentage interest of Immunex beneficially owned by AHP. If AHP's interest is (i) below 20%, AHP will have no right to designate any directors, and the management of Immunex will have the right to designate six

Management Directors; (ii) 20% or above but less than 35%, AHP will have the right to designate one Investor Director, and the management of Immunex will have the right to designate five Management Directors; (iii) 35% or above but less than 45%, AHP will have the right to designate two Investor Directors, and the management of Immunex will have the right to designate four Management Directors; (iv) 45% or above but less than 65%, AHP will have the right to designate three Investor Directors, and the management of Immunex will have the right to designate three Management Directors; and (v) 65% or above, AHP will have the right to designate four Investor Directors, by adding an additional Investor Director to the Board of Directors, and the management of Immunex will have the right to designate three Management Directors.

    In the event that AHP's interest is such that there are more Investor Directors or Management Directors on the Board of Directors than AHP or the management of Immunex, as the case may be, has the right to designate, AHP or the management of Immunex, as the case may be, will promptly cause to resign, and take all other action reasonably necessary to cause the prompt removal of, that number of Investor Directors or Management Directors, as the case may be, as required to make the remaining number of Investor Directors or Management Directors conform with the formula described in the preceding paragraph.

    With certain exceptions, AHP and the Management Directors will have the right to designate replacements for directors designated pursuant to the Governance Agreement by AHP or the Management Directors, respectively, at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. The Board of Directors will elect each person so designated upon nomination by the Nominating Committee, which consists of an equal number of directors designated by each of Immunex and AHP. No individual who is an officer, director, partner or principal shareholder of any competitor of Immunex or any of its subsidiaries (other than AHP and its affiliates) may be designated to serve as a director of Immunex.

    In any election of directors or any meeting of the shareholders of Immunex called expressly for the removal of directors, AHP and its affiliates will vote their shares of Common Stock for all nominees in proportion to the votes cast by the other shareholders of Immunex, except that AHP and its affiliates may cast any or all of their votes, in their sole discretion, (i) in favor of any nominee designated by AHP pursuant to the Governance Agreement and (ii) in connection with any election contest to which Rule 14a-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applies. With certain limited exceptions, in all other matters submitted to a vote of shareholders of Immunex, AHP may vote any or all of its shares in its sole discretion.

    CERTAIN APPROVAL RIGHTS

    So long as AHP has the right to designate at least two Investor Directors, the approval of at least one of the Investor Directors will be required for the Board of Directors to approve and authorize certain corporate actions. Such actions include, without limitation: (i) the entry by Immunex or any of its subsidiaries into any merger or consolidation or the acquisition by Immunex or any of its subsidiaries of any business or assets that would constitute more than 10% of the fair market value of the total assets of Immunex and its subsidiaries; (ii) the sale, lease, pledge, grant of security interest in, license, transfer or other disposal by Immunex or any of its subsidiaries of more than 10% of the fair market value of the total assets of Immunex and its subsidiaries; (iii) with certain exceptions, the issuance of any debt or equity securities or other capital stock of Immunex or any of its subsidiaries; (iv) a reclassification, split, redemption or other acquisition of any of the debt or equity securities of Immunex or any of its subsidiaries (subject to certain exceptions); (v) any amendment to Immunex's Articles of Incorporation or Bylaws or any change in the size or composition of the Board of Directors or a committee thereof, except in accordance with the Governance Agreement; (vi) the establishment of any committee of the Board of Directors not specifically described in the Governance Agreement; (vii) any change in accounting policies or procedures of Immunex or any of its subsidiaries; (viii) the payment or discharge of any claim, liability or obligation other than in the ordinary course of business, except where such claim, liability or obligation does not exceed $350,000; (ix) the commencement or termination of any suit, litigation or proceeding with respect to patent rights, and any other suit, litigation or proceeding that involves a claim, liability or obligation in excess of $350,000 or that is material to Immunex's business or assets; (x) any
(a) incurrence of indebtedness for borrowed money other than as provided for in Immunex's annual operating plans (the "Annual Operating Plans") provided to AHP or its affiliates from time to time or (b) capital expenditure by Immunex or any of its subsidiaries that is greater than both (1) $350,000 and (2) the amount provided for such expenditure in the Annual Operating Plans; (xi) the institution by Immunex or any of its subsidiaries of any shareholder rights plan or similar plan or device; (xii) the acquisition by Immunex or any of its subsidiaries of technology or products under any license or similar arrangement if the payments under all such licenses that are not contingent on sales of licensed technology or products would exceed $500,000 during any year; or (xiii) the dissolution of Immunex or any of its subsidiaries, the adoption of a plan of liquidation for Immunex or any of its subsidiaries or any action by Immunex or any of its subsidiaries to commence any bankruptcy or similar proceeding.

    The approval of seven directors (or, if the Board of Directors consists of more than nine persons, that number of directors that represents 70% of the total number of directors, rounded up to the nearest whole number), including, in the case of clause (iv) below, two Independent Directors, will be required for the Board of Directors to approve any of the following: (i) the employment of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Scientific Officer of Immunex (each, a "Senior Officer"); (ii) Annual Operating Plans for Immunex and its subsidiaries, which shall include all material capital expenditures and borrowing plans applicable to the year in question; (iii) Immunex's five-year product development and facility plans; and
(iv) amendment of the Governance Agreement or provisions of Immunex's Articles of Incorporation or Bylaws implementing the provisions of the Governance Agreement.

    The approval of six directors, which six directors must include each of the Independent Directors, will be required to authorize and approve the termination of any Senior Officer.

    SUBSCRIPTION RIGHTS OF AMERICAN HOME PRODUCTS

    So long as AHP has the right to designate at least one Investor Director, AHP must be offered the right to purchase a pro rata share of new securities prior to any issuance of securities by Immunex. The foregoing right does not apply, however, to securities issued upon exercise of outstanding options or warrants and to certain other issuances specified in the Governance Agreement.

    So long as AHP has the right to designate at least one Investor Director, AHP has the option to purchase from Immunex on a quarterly basis additional shares of Common Stock or other voting stock of Immunex to the extent necessary to permit AHP to maintain the percentage of shares of Common Stock or other voting stock of Immunex, as the case may be, owned by AHP and its affiliates as of the immediately preceding quarter. The per share purchase price of such shares of Common Stock or other voting stock of Immunex, as the case may be, will be equal to the fair market value of such shares, as determined in accordance with the Governance Agreement, on the date of AHP's purchase.

    STANDSTILL PROVISIONS

    AHP has agreed, until June 1, 1998 (the "Standstill Period"), subject to certain exceptions, not to directly or indirectly purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any equity securities of Immunex, whether by tender offer, market purchase, private negotiated purchase, Business Combination (as defined in the Governance Agreement and described below) or otherwise if, immediately after such purchase or acquisition, AHP's beneficial interest in Immunex would exceed 53.5% on a fully diluted basis.

    The prohibitions on AHP's acquisition of equity securities of Immunex do not apply during any period in which AHP or any of its affiliates beneficially owns, in the aggregate, less than 5% of the then-outstanding shares of Common Stock (assuming exercise or conversion of any rights, options or warrants to purchase Common Stock held by AHP and its affiliates, but assuming no other exercise or conversion of outstanding rights, options or warrants to purchase Common Stock). In addition, such prohibitions do not apply with respect to: (i) any Permitted Acquisition Transaction (as defined in the Governance Agreement and described below) that is disclosed to the Board of Directors promptly after the decision has been made to propose such transaction; (ii) any issuance of securities pursuant to AHP's subscription rights set forth in the Governance Agreement;
(iii) any open-market purchases made by AHP from time to time of equity securities of Immunex if (a) immediately after any such market purchases, AHP's beneficial interest in Immunex would not exceed 70% and (b) AHP's intention to make such market purchases is disclosed to the Board of Directors and shareholders of Immunex at least two trading days prior to any such purchases and such purchases are completed within 30 days of such notice; and (iv) any cash tender offer by AHP or any affiliate of AHP if, immediately after such tender offer, AHP's beneficial interest in Immunex would not exceed 70%.

    AHP has agreed that, during the Standstill Period, it will not, and will not permit its subsidiaries to (i) after submitting a definitive proposal for a Permitted Acquisition Transaction to the Board of Directors, make any public announcement with respect to such transaction without the prior approval of the Board of Directors, except as required by law; (ii) make or participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission (the "Commission")) to vote or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of Immunex; or (iii) deposit any shares of Common Stock into a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of such securities or form, join or in any way participate in any "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any shares of Common Stock.

    A "Permitted Acquisition Transaction," as defined in the Governance Agreement, means either (i) a cash tender offer for all outstanding Common Stock that is conditioned on approval by at least a majority of the shareholders of Immunex other than AHP and its affiliates (the "Unaffiliated Shareholders") or
(ii) a Business Combination that is conditioned on approval by at least a majority of the Unaffiliated Shareholders, and that, in both cases, satisfies all the following conditions: (a) the Board of Directors receives an opinion from a nationally recognized independent investment banking firm selected by the Board of Directors (excluding the Investor Directors) that the price and other financial terms of the transaction are fair from a financial point of view to the Unaffiliated Shareholders; (b) the Board of Directors, in accordance with the Governance Agreement, concludes that the price and other terms of the transaction are fair to and in the best interests of the Unaffiliated Shareholders and recommends that the Unaffiliated Shareholders accept the tender offer or otherwise approve the transaction; and (c) neither such investment banking firm's opinion nor such recommendation of the Board of Directors is withdrawn prior to the consummation of the transaction. In addition, a merger following the consummation of a tender offer described in clause (i) of this paragraph that offers the same consideration as such tender offer is deemed to be a Permitted Acquisition Transaction.

    The term "Business Combination," as defined in the Governance Agreement, means any one of the following transactions: (i) any merger or consolidation of Immunex or any subsidiary of Immunex with (a) AHP or (b) any corporation (other than Immunex) that is, or after such merger or consolidation would be, an affiliate or associate of AHP; (ii) any tender or exchange offer by AHP or any affiliate or associate of AHP for any equity securities of Immunex or any of its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition by Immunex (in one transaction or a series of transactions) to or with AHP or any affiliate or associate of AHP (other than Immunex) of more than 10% of the fair market value of the total assets of Immunex and its subsidiaries; (iv) the issuance, exchange or transfer, other than pursuant to AHP's subscription rights under the Governance Agreement, by Immunex or any of its subsidiaries (in one transaction or a series of transactions) of any securities of Immunex or any subsidiary thereof to AHP or any affiliate or associate of AHP (other than Immunex) in exchange for cash, securities or other consideration (or a combination thereof) having an aggregate fair market value equal to or in excess of 10% of the fair market value of the total assets of Immunex and its subsidiaries; (v) the adoption of any plan or proposal for the liquidation or dissolution of Immunex proposed by or on behalf of AHP or any affiliate or associate of AHP (other than Immunex); or (vi) any reclassification of securities (including any reverse stock split), any recapitalization of Immunex, any merger or consolidation of Immunex with any subsidiary thereof, or any other transaction to which Immunex is a party (whether or not with or into or otherwise involving AHP or any affiliate or associate of AHP) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Immunex or any subsidiary thereof that is directly or indirectly owned by AHP or any affiliate or associate of AHP (other than Immunex).

    MATERIAL TRANSACTIONS WITH AMERICAN HOME PRODUCTS

    Immunex may not enter into any contract, agreement or transaction with AHP or any of its affiliates that is material to Immunex's business, taken as a whole, unless two-thirds of the members of the Board of Directors, excluding the Investor Directors and including at least two Independent Directors, approve such contract, agreement or transaction.

    TRANSFER OF IMMUNEX COMMON STOCK BY AMERICAN HOME PRODUCTS

    AHP has agreed that, during the Standstill Period, it will not, and will not permit any entity that is directly or indirectly wholly owned by it to, transfer any shares of Common Stock, except (i) pursuant to a registered underwritten public offering in accordance with the registration rights provisions of the Governance Agreement, (ii) in accordance with the volume and manner of sale limitations of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or (iii) to any wholly owned subsidiary of AHP. During the Standstill Period, AHP may not transfer any interest in any Common Stock to any purchaser or group (within the meaning of Section 13(d)(3) of the Exchange
Act) of purchasers if, after giving effect to such sale, such purchaser or group of purchasers would, to AHP's knowledge, own, or have the right to acquire, 5% or more of the then-outstanding shares of Common Stock. Other than through a block trade in an underwritten offering, AHP may not, directly or through any of its subsidiaries, transfer any interest in shares of Common Stock in excess of 1% per day of the then-outstanding shares of Common Stock.

    Notwithstanding the foregoing paragraph, after June 1, 1996, AHP and its wholly owned subsidiaries may transfer (an "Acquisition Sale") all (but not less than all) the shares of Common Stock beneficially owned by them to any other person other than an affiliate of AHP, provided that such other person has offered to acquire all outstanding shares of Common Stock on the same terms and conditions as such Acquisition Sale. In addition, if AHP intends to engage in an Acquisition Sale it is required to notify Immunex of such intent and, for three months subsequent to such notice, Immunex will have the opportunity to present to AHP a potential buyer willing to purchase all (but not less than all) the shares of Common Stock beneficially owned by AHP and its wholly owned subsidiaries. In the event that a potential buyer is presented, AHP may not consummate an Acquisition Sale on terms less favorable to AHP than those proposed by such potential buyer.

    During the Standstill Period, AHP may not sell, transfer or otherwise dispose of any of the capital stock of any wholly owned subsidiary of AHP that owns Common Stock, except to another wholly owned subsidiary of AHP.

    REGISTRATION RIGHTS

    The holders of at least 25% of the Registrable Securities (as defined in the Governance Agreement) (the "Initiating Holders") may request that Immunex file a registration statement under the Securities Act covering the registration of any or all Registrable Securities held by such Initiating Holders. Immunex will not be obligated to effect more than two such registrations. The Governance Agreement, however, does not limit the number of registrations on Form S-3 that may be requested and obtained if Immunex is eligible to use Form S-3, provided that the estimated aggregate offering price to the public exceeds $25,000,000 and the other provisions of the Governance Agreement are satisfied.

    Subject to certain conditions, if Immunex proposes to file a registration statement under the Securities Act on any form (other than on Form S-4 or S-8) that also would permit the registration of Registrable Securities, and such filing is to be on behalf of Immunex or selling holders of its securities for the general registration of shares of Common Stock for cash, Immunex must give notice thereof to the holders of the registration rights and permit such holders to include Registrable Securities in the registration.

    AHP's registration rights are subject to certain conditions set forth in the Governance Agreement. In addition, the Governance Agreement sets forth specific procedures relating to such registration rights and detailed obligations of the parties with respect thereto. All expenses incident to the performance by Immunex of its obligations with respect to the registration of AHP's shares of Common Stock will be borne by Immunex, except that the Initiating Holders will pay all expenses incident to the second registration. In addition, the holders of Registrable Securities will bear and pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to the Governance Agreement, as well as related attorneys' fees. Immunex and the holders of Registrable Securities each have agreed to indemnify the other, in certain instances, with respect to liabilities incurred in connection with such registrations.

    GUARANTY PAYMENTS BY AMERICAN HOME PRODUCTS

    Until December 31, 1997, AHP agreed to make certain payments to Immunex if revenues from products from those assets and contractual obligations of Cyanamid's oncology business in the United States and Canada that Cyanamid contributed to Lederle Oncology Corporation just prior to the Effective Time (the "Lederle Oncology Business") and certain other products of Immunex did not achieve certain annual targets (the "Target Revenue"). Since the Target Revenue for 1997 of $216,500,000 was not achieved, AHP paid $60,000,000 to Immunex in February 1998 for the 1997 sales year.

    The term "Cyanamid Oncology Products" is defined in the Governance Agreement to mean NOVANTRONE mitoxantrone, methotrexate injectable, leucovorin calcium, thiotepa, AMICAR aminocaproic acid, LEVOPROME methotrimeprazine and Cyanamid's generic anticancer products that are the subject of filings seeking regulatory approval. The term "New Oncology Products" means all oncology products useful (to the extent useful) in the diagnosis or treatment of cancerous or precancerous, transitional or neoplastic diseases or conditions in humans resulting from research conducted by AHP or the Company or research jointly sponsored by AHP and the Company, or any such product with respect to which AHP or the Company (except for any such product that is acquired solely through the Company's own efforts) is the licensee or distributor (to the extent of such license or distribution rights) or is otherwise subsequently acquired by AHP or the Company, including, without limitation: (i) cytotoxics (including photosensitizers) and cytokine modulators; (ii) small molecule hematopoietic stimulators; (iii) cytokines and cytokine receptors; (iv) MDR reversal agents;
(v) anti-tumor monoclonal antibody conjugates; (vi) RAS pathway antagonists; and
(vii) receptors other than tumor
necrosis factor receptors ("TNFRs"). New Oncology Products will exclude such products to the extent that the Company or AHP cannot grant license rights to the other due to preexisting agreements entered into prior to December 15, 1992. Should either party, however, have those rights returned to it, such product will immediately become a New Oncology Product. For purposes of determining Actual Revenues only, New Oncology Products excluded any product of Immunex that was marketed, clinically tested or in preclinical testing as of the Effective Time. The term "Additional Products" is defined in the Governance Agreement to mean such additional products designated (on an annual basis) by AHP, with the concurrence of the Board of Directors, that are not Cyanamid Oncology Products, New Oncology Products or Co-promoted Products from which sales or corporation revenues are to be included in Immunex's consolidated income statements by reason of the fact that the Annual Operating Plan of Immunex forecasts a Revenue Shortfall in respect of Cyanamid Oncology Products, New Oncology Products and Co-promoted Products. The term "Products" is defined in the Governance Agreement to mean, in the aggregate, Cyanamid Oncology Products, New Oncology Products and Additional Products.

    TERMINATION

    The Governance Agreement will terminate at the earlier of (i) such time as AHP and its affiliates beneficially own 95% of all classes and series of Common Stock and (ii) such time as AHP and its affiliates no longer own any such shares.

RESEARCH AND DEVELOPMENT AGREEMENT

    On July 17, 1996, the Immunex Board of Directors approved the terms of revised and amended research agreements among Immunex, Cyanamid and AHP relating to oncology products and ENBREL-TM- (TNFR:Fc). Following such approval, Immunex, Cyanamid and AHP entered into a new Research Agreement effective July 1, 1996, which terminates and replaces the Research and Development Agreement between Immunex and Cyanamid dated as of June 1, 1993. As discussed below, Immunex and AHP also (i) amended the Immunex New Oncology Product License Agreement between Immunex and Cyanamid dated June 1, 1993, effective as of July 1, 1996, and (ii) entered into a new TNFR License and Development Agreement, effective as of July 1, 1996.

    Under the terms of the superseded Research and Development Agreement, Immunex was obligated to contribute up to $38,300,000 in 1997 and 50% of AHP's oncology research and development expenses thereafter. Under the terms of the new Research Agreement, Immunex currently funds 50% of AHP's oncology discovery research expenditures, up to a maximum amount of $16,000,000 per year (adjusted annually for inflation beginning in 1997), and has the option to elect which products it will continue to support beyond the discovery stage. Immunex contributed $16,240,000 to support AHP's oncology research programs in 1997. Under the terms of the new and amended agreements, Immunex retains North American marketing rights to ENBREL (TNFR:Fc) and those oncology products resulting from its own research. AHP retains ex-North American rights to oncology products discovered by Immunex.

    Immunex's rights with respect to AHP oncology products were converted into an option to obtain North American marketing rights to oncology products arising from certain discovery research activities conducted by Wyeth-Ayerst Research that are supported by Immunex contributions. Immunex's product rights do not extend to any products resulting from third-party collaborations of AHP, products or technology acquired by AHP from third parties, or certain non-small molecule products developed by AHP.

    The option held by Immunex will be exercisable for a period of 90 days following receipt by Immunex of notice from Wyeth-Ayerst Research that a product has been selected by Wyeth-Ayerst

Research for preclinical and clinical development, together with certain relevant information concerning such products. If Immunex exercises its option, the parties will negotiate and develop the terms of a product license and development agreement under which Immunex will be granted exclusive marketing rights in the United States and Canada, and the parties will equally share development expenses for such product for the North American and European markets. If Immunex elects not to exercise its option, all rights in the product will revert to Wyeth-Ayerst Research and AHP without further obligations of any kind on Immunex. Immunex will also be entitled to discontinue its support of the development process at certain decision events coordinated with the product development cycle. If its decision to discontinue development occurs following the completion of Phase II or Phase III studies, Immunex will be entitled to a royalty or revenue sharing if AHP continues to develop the product or licenses the product rights in North America to a third party.

    The right of first refusal (the "ROFR") previously held by Cyanamid that applies to Immunex products and technology was transferred to AHP under the new Research Agreement and amended to address the diversity of technologies and opportunities that may result from Immunex research, as well as the data needed by Wyeth-Ayerst to make a decision regarding exercise of the ROFR. The ROFR was extended to included ENBREL (TNFR:Fc) and Immunex oncology products. A 90-day, rather than 180-day, decision period for the ROFR applies to these products. At Immunex's request, AHP will review any product prior to completion of Phase I clinical studies to exclude products of no interest to AHP. Under the superseded Research and Development Agreement, Immunex received $2,000,000 in TNFR research support during 1996.

ONCOLOGY PRODUCT LICENSE AGREEMENT

    In connection with the Merger, Cyanamid and Immunex entered into an Oncology Product License Agreement under which Immunex granted to Cyanamid and certain of its subsidiaries an exclusive license under the patents and know-how acquired by Immunex to make, have made and use Contributed Lederle Products other than Distributed Products (the "Assigned Products"), thereby permitting Cyanamid to manufacture the Assigned Products in the Immunex Territory for supply to Immunex and for ultimate sale by Cyanamid and its sublicensees in the Cyanamid Territory. AHP pays to Immunex a royalty equal to 5% of the net sales by AHP of the Assigned Products manufactured in the Immunex Territory and sold in the Cyanamid Territory. Immunex and AHP have agreed to cooperate in preparing, filing, maintaining and defending all patents, and in protecting all technology, relating to the Assigned Products. Immunex recognized revenue under this agreement of $2,972,000 during 1997.

IMMUNEX NEW ONCOLOGY PRODUCT LICENSE AGREEMENT

    Cyanamid and Immunex entered into an Immunex New Oncology Product License Agreement under which Immunex granted to Cyanamid a co-exclusive license to make, have made, use and sell in the Cyanamid Territory New Oncology Products resulting from the research and development efforts of Immunex ("Immunex New Oncology Products"). AHP pays to Immunex a royalty equal to 5% of the net sales of Immunex New Oncology Products in the Cyanamid Territory by AHP. Immunex and AHP cooperate in preparing, filing, maintaining and defending all patents, and in protecting all technology, in each case relating to the Immunex New Oncology Products covered by the Immunex New Oncology Product License Agreement. In the event that an Immunex New Oncology Product is to be manufactured by Immunex for AHP or by AHP for Immunex, the manufacturing party has agreed to supply the reasonable clinical and commercial requirements of the other party for such product under a supply agreement to be entered into by Immunex and AHP, at a price that will reimburse the manufacturing party for its manufacturing and process development costs (including an allocation for general and administrative costs) allocable to such product, plus, with respect to commercial requirements, a reasonable profit. Immunex recognized revenue under this agreement of $1,246,000 during 1997.

    Under the terms of the July 1, 1996 amendment to this agreement, Immunex will provide notice to Cyanamid if an Immunex product is selected by Immunex for preclinical and clinical development, together with certain relevant information concerning such product. Following receipt of such notice and information, Cyanamid will have 90 days in which to notify Immunex that it intends to retain its rights in such product. If Cyanamid elects to retain its rights, the parties will negotiate and develop the terms of a product development agreement governing the ongoing development and commercialization of the retained product, including the equal sharing of development expenses for such product for the North American and European markets. If Cyanamid does not elect to retain its rights, all rights in the product will revert to Immunex without further obligations of any kind to Cyanamid or AHP.

SUPPLY AGREEMENT, TOLL MANUFACTURING AGREEMENT AND METHOTREXATE DISTRIBUTORSHIP
  AGREEMENT

    In connection with the Merger, Cyanamid and Immunex entered into a Supply Agreement, under which Cyanamid agreed to supply the reasonable commercial requirements of Immunex, subject to specific maximum quantities, for AMICAR aminocaproic acid, oral formulations of leucovorin calcium (currently marketed forms only) and thiotepa (currently marketed forms only) at a price equal to 125% of Cyanamid's manufacturing costs (including reasonable overhead charges and certain other costs) for such products. In addition, Lederle Parenterals, Inc. ("LPI"), a subsidiary of Cyanamid that operates a pharmaceutical manufacturing facility in Carolina, Puerto Rico, and Immunex Carolina Corporation ("ICC"), a subsidiary of Immunex that manufactured pharmaceuticals in Puerto Rico in 1994, have entered into a Toll Manufacturing Agreement under which LPI toll converts raw materials provided into injectable formulations of NOVANTRONE mitoxantrone, leucovorin calcium, AMICAR aminocaproic acid and LEVOPROME methotrimeprazine at a price equal to 125% of LPI's costs relating to such toll conversion. ICC was dissolved in December 1994 and its rights under the Supply Agreement were assigned to Immunex Manufacturing Corporation, a subsidiary of Immunex. LPI and Immunex have also entered into a Methotrexate Distributorship Agreement whereby LPI supplies methotrexate to Immunex at prices that are adjusted annually. Immunex and ICC purchased inventory at a cost of $7,905,000 from AHP and LPI under these agreements during 1997.

DISTRIBUTORSHIP AGREEMENT FOR CANADA

    Wyeth-Ayerst Canada, Inc. and Immunex were parties to a distributorship agreement under which Immunex appointed Cyanamid Canada as its distributor in Canada for certain products. Immunex agreed to supply the products to Cyanamid Canada at established prices that were subject to annual adjustment. Immunex sold $2,010,000 of inventory to Cyanamid Canada during 1997. In December 1997, Immunex sold the rights to these products in Canada to LPI for $4,000,000.

TAXANE AGREEMENT

    In 1994, Cyanamid and Immunex entered into the Taxane Agreement pursuant to which Immunex agreed to purchase bulk paclitaxel from Cyanamid that is supplied to Cyanamid by Hauser Chemical Research, Inc. The bulk is being purchased for use in developing paclitaxel products for marketing in the United States and Canada. Immunex has also agreed to share with Cyanamid certain costs of formulation development, clinical studies, and research and development of new taxane derivatives. In 1997, Immunex incurred costs totaling $3,243,000 under the Taxane Agreement.

TACE AGREEMENT

    In December 1995, Immunex and AHP entered into a License Agreement and a Research Collaboration, Development and License Agreement relating to tumor necrosis factor converting enzyme (the "TACE Agreements"). Pursuant to the TACE Agreements, Immunex has granted AHP a worldwide exclusive license under Immunex intellectual property relating to TACE, and agreed to collaborate with AHP in developing TACE inhibitors, in consideration of certain fixed payments for research services, and contingent additional payments that are payable upon achievement of specified research and clinical milestone events. In 1997, Immunex recognized $6,000,000 in revenues under the TACE Agreements. In September 1997, in conjunction with the Promotion Agreement discussed below, AHP and Immunex amended one of the TACE Agreements in order to substantially increase the royalty payable by AHP to Immunex on the first TACE molecule approved by the United States Food and Drug Administration, if any.

TNFR LICENSE AND DEVELOPMENT AGREEMENT

    On July 1, 1996, Immunex and AHP entered into a new TNFR License and Development Agreement (the "TNFR License Agreement") which restates AHP's exclusive rights to ENBREL (TNFR:Fc) outside North America and addresses joint project management, cost sharing, manufacturing responsibilities, intellectual property protection and disposition of rights upon relinquishment or termination of product development. Previously, AHP's rights in ENBREL (TNFR:Fc) had been stated in the superseded Research and Development Agreement between Immunex and Cyanamid. The superseded Research and Development Agreement was terminated and replaced by the new Research Agreement discussed above. Pursuant to the TNFR License Agreement, Immunex and AHP have also agreed to negotiate the terms of a manufacturing agreement for the commercial supply of ENBREL (TNFR:Fc) to AHP outside North America. AHP's shared development costs totaled $17,200,000 during 1997.

FLT-3 LIGAND LICENSE AND DEVELOPMENT AGREEMENT

    Immunex and AHP entered into the Flt-3 Ligand License and Development Agreement (the "Flt-3 Ligand License Agreement"), effective as of July 1, 1996, which grants AHP exclusive rights to Flt-3 Ligand outside North America and provides that AHP will pay Immunex a royalty equal to 5% of the net sales of Flt-3 Ligand outside North America. The Flt-3 Ligand License Agreement also addresses joint project management, cost sharing, manufacturing responsibilities, intellectual property protection and disposition of rights upon relinquishment or termination of product development. Pursuant to the Flt-3 Ligand License Agreement, Immunex and AHP have also agreed to negotiate the terms of a manufacturing agreement for the commercial supply of Flt-3 Ligand to AHP outside North America. AHP's shared development costs under the Flt-3 Ligand License Agreement totaled $1,518,000 during 1997.

ENBREL PROMOTION AGREEMENT

    On September 25, 1997, Immunex and AHP entered into the Enbrel Promotion Agreement (the "Promotion Agreement"), pursuant to which AHP, acting through its Wyeth-Ayerst Laboratories division, will upon regulatory approval promote ENBREL (TNFR:Fc) to all appropriate customer segments in North America for all approved indications other than oncology. Under the terms of the Promotion Agreement, which is a long-term agreement, Immunex may receive up to $100,000,000 from AHP in nonrefundable milestone payments for the North American promotion rights to ENBREL (TNFR:Fc). In September 1997, Immunex received a $15,000,000 milestone payment from AHP upon signature of the Promotion Agreement. The Promotion Agreement also addresses (i) the formation of a joint Enbrel Management Committee, (ii) payment to AHP of a certain percentage of any gross profits of ENBREL (TNFR:Fc) in North America, (iii) an allocation of each party's commercial expenses associated with marketing and sales activities with respect to ENBREL (TNFR:Fc),
(iv) Immunex's retained rights to promote ENBREL (TNFR:Fc) in North America for any approved oncology indications and to co-promote ENBREL (TNFR:Fc) in North America for any approved indications promoted by AHP, (v) AHP's reimbursement of certain clinical and regulatory expenses associated with obtaining certain new indications for ENBREL (TNFR:Fc), (vi) an allocation of certain intellectual property expenses, (vii) a working capital loan to Immunex of up to $25,000,000 for a portion of any United States launch inventory of ENBREL (TNFR:Fc), (viii) certain protections for Immunex in the event AHP markets a product in North America that is directly competitive with ENBREL (TNFR:Fc), and (ix) the payment of certain residual royalties to AHP in the three years following completion of AHP's activities under the Promotion Agreement.

                               EXECUTIVE OFFICERS

    The following persons are executive officers of the Company who will serve in the capacities noted until April 30, 1998, or until the election and qualification of their successors. Each officer named below is expected to be reelected at the Board of Directors meeting to be held on April 30, 1998.

                                                         POSITIONS AND OFFICES                              OFFICER
          NAME             AGE                              WITH THE COMPANY                                 SINCE
-------------------------  ---  ------------------------------------------------------------------------  -----------

Edward V. Fritzky          47   Chief Executive Officer                                                         1994

Scott G. Hallquist         44   Senior Vice President; General Counsel; Secretary                               1987

Peggy V. Phillips          44   Senior Vice President, Pharmaceutical Development                               1995

Douglas G. Southern        55   Senior Vice President; Chief Financial Officer; Treasurer                       1991

Leonard R. Stevens         48   Senior Vice President, Marketing                                                1994

Douglas E. Williams        39   Senior Vice President, Discovery Research                                       1995

    For the biographical summaries of Mr. Fritzky, Ms. Phillips and Dr. Williams, see "ELECTION OF DIRECTORS."

    Mr. Hallquist has been Senior Vice President, General Counsel and Secretary of the Company since October 1990. Mr. Hallquist joined the Company in June 1986, initially as Director, Legal Affairs. He was elected to serve as Secretary in May 1987 and as Vice President and General Counsel in January 1989. Prior to joining the Company, he was employed by E.I. du Pont de Nemours & Co. as patent counsel. Mr. Hallquist is a director of Qual-Med Washington Health Plan, Inc., a health maintenance organization and subsidiary of Health Systems International, Inc. Mr. Hallquist received an M.B.A. and a J.D. from the University of North Carolina in 1981.

    Mr. Southern has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since January 1991. Prior to joining the Company, Mr. Southern was Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Pay 'N Pak Stores, Inc., a retail firm headquartered in Seattle, Washington, and a partner in the accounting firm of Arthur Young & Company (now Ernst & Young LLP). Mr. Southern received a Masters of Accounting degree from the University of Southern California in 1965.

    Mr. Stevens has been Senior Vice President, Marketing of the Company since February 1997. Mr. Stevens joined the Company in July 1993 as Senior Vice President, Strategic and New Product Planning, and was elected an executive officer in 1994. From May 1996 until February 1997, Mr. Stevens served as Senior Vice President, Marketing and Business Development. Mr. Stevens had been employed by Lederle since December 1989, where he served in several capacities, including Director of Medical Education and Programs, Director of Professional Education and Director of Oncology Marketing, prior to being appointed as Vice President and General Manager of Oncology in June 1992. Mr. Stevens received an M.B.A. from the University of Pittsburgh in 1977.

                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

    The following table sets forth certain compensation information as to (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers for services rendered in all capacities for the Company during the fiscal years ended December 31, 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                               ANNUAL COMPENSATION             -------------
                                                     ----------------------------------------     SHARES         ALL OTHER
                                                                               OTHER ANNUAL     UNDERLYING    COMPENSATION($)
NAME AND PRINCIPAL POSITION                 YEAR     SALARY($)    BONUS($)   COMPENSATION($)    OPTIONS(#)          (1)
----------------------------------------  ---------  ----------  ----------  ----------------  -------------  ----------------

Edward V. Fritzky.......................       1997  $  468,000  $  409,500         --              40,000       $   23,929
  Chief Executive Officer                      1996     450,000      59,061         --              60,000           27,452
                                               1995     375,000     175,782         --               2,500           19,245

Scott G. Hallquist......................       1997     245,960     150,930         --              21,250           15,236
  Senior Vice President;                       1996     258,000      33,860         --              27,200           36,227
  General Counsel;                             1995     248,063     116,280         --              22,500           16,644
  Secretary

Peggy V. Phillips.......................       1997     228,690     214,397         --              45,000           12,594
  Senior Vice President,                       1996     207,900      27,287         --              29,750            6,000
  Pharmaceutical                               1995     181,125      88,594         --               6,000            7,367
  Development

Douglas G. Southern.....................       1997     217,402     122,289         --              17,000           14,057
  Senior Vice President; Chief                 1996     209,040      27,437         --              24,650           30,130
  Financial Officer; Treasurer                 1995     190,095      94,219         --              17,500           10,222

Douglas E. Williams.....................       1997     226,800     141,750         --              20,000           13,608
  Senior Vice President,                       1996     210,000      27,563         --              29,750           25,947
  Discovery Research                           1995     186,404      93,750         --               6,000            7,646

------------------------

(1) Consists of matching contributions to a 401(k) savings plan of $21,083, $13,991, $11,532, $12,242 and $12,718, payment of excess life insurance premiums of $1,629, $547, $467, $1,250 and $300 and payment of long-term disability premiums of $1,217, $698, $595, $565 and $590 for Mr. Fritzky, Mr. Hallquist, Ms. Phillips, Mr. Southern and Dr. Williams, respectively, in 1997. All dollar amounts are rounded to the nearest whole dollar.

    OPTION GRANTS

    The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 to the Company's Chief Executive Officer and the other officers for whom compensation is reported in this Proxy Statement.

                       OPTION GRANTS IN 1997 FISCAL YEAR

                                                           INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                                       ---------------------------------------------------------    AT ASSUMED ANNUAL RATES
                                        NUMBER OF     PERCENT OF                                         OF STOCK PRICE
                                       SECURITIES   TOTAL OPTIONS                                   APPRECIATION FOR OPTION
                                       UNDERLYING     GRANTED TO                                            TERM(3)
                                         OPTIONS     EMPLOYEES IN    EXERCISE PRICE   EXPIRATION  ----------------------------
NAME                                   GRANTED(#)    FISCAL YEAR      ($/SHARE)(1)     DATE(2)        5%($)         10%($)
-------------------------------------  -----------  --------------   --------------   ----------  -------------  -------------
Edward V. Fritzky....................      40,000          3%        $    24.25          2/13/07  $     610,028  $   1,545,930

Scott G. Hallquist...................      21,250          2%             24.25          2/13/07        324,077        821,275

Peggy V. Phillips....................      20,000          2%             24.25          2/13/07        305,014        772,965
                                           25,000          2%             76.75         10/23/07      1,206,692      3,057,993

Douglas G. Southern..................      17,000          1%             24.25          2/13/07        259,262        657,020

Douglas E. Williams..................      20,000          2%             24.25          2/13/07        305,014        772,965

------------------------

(1) The exercise price of the options is equal to the fair market value of the underlying Common Stock on the date of grant.

(2) All options granted in 1997 terminate 10 years from the date of grant.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the 10-year option period. The actual value realized may be greater or less than the potential realizable values set forth in the table.

    OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information as of December 31, 1997 regarding options held by the Company's Chief Executive Officer and the other officers for whom compensation is reported in this Proxy Statement. None of such officers exercised any options during the fiscal year ended December 31, 1997.

                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-
                                                              OPTIONS AT FISCAL         MONEY OPTIONS AT FISCAL
                                                                 YEAR-END (#)                 YEAR-END ($)
                                                          --------------------------  ----------------------------
NAME                                                      EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------------------------------  -----------  -------------  -------------  -------------
Edward V. Fritzky.......................................      88,000        139,500   $   3,284,625  $   4,937,250

Scott G. Hallquist......................................      51,774         59,176       1,486,426      1,960,262

Peggy V. Phillips.......................................      22,750         77,000         770,744      1,797,475

Douglas G. Southern.....................................      39,930         49,220       1,156,956      1,646,075

Douglas E. Williams.....................................      22,750         52,000         770,744      1,797,475

    CHANGE IN CONTROL AND EMPLOYMENT AGREEMENTS

    Messrs. Fritzky, Hallquist and Southern and Ms. Phillips and Dr. Williams are each covered under Immunex's Leadership Continuity Policy (the "Leadership Continuity Policy"). The Leadership Continuity Policy provides that, if such executive officer's employment is terminated under certain circumstances within two years of the occurrence of a specified change in control of Immunex, then such executive officer will be entitled to receive (i) an amount equal to two years of his or her then-current salary and then-current annual incentive opportunity assuming the target has been achieved at the 100% level for the two-year period following termination of employment, less applicable withholdings required by law; (ii) continued participation in Immunex's medical, dental, employee assistance and life insurance plans for two years following such termination; and (iii) certain outplacement services.

    Messrs. Fritzky and Hallquist entered into employment agreements with the Company in November 1995 that are effective for a term of three years. Each employment agreement provides that the executive's position, authority, duties and responsibilities will be maintained at levels at least commensurate with those held by the employee as of its effective date, and that the executive's salary, bonus and benefits will be continued through the term of the agreement. If the employment of the executive is terminated by the Company without Cause or by the employee for Good Reason (each as defined in the employment agreement), the employee will be entitled to receive his or her base salary, annual incentive bonus, continued participation in the Company's medical, dental and insurance programs, and certain other benefits until the second anniversary of the date the executive's employment with the Company is terminated. Messrs. Fritzky and Hallquist have the option of electing whether to receive the benefits provided under their respective employment agreements or the benefits provided under the Leadership Continuity Policy, but not both.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is currently composed of Messrs. Carr, Cramer and Lyons and Dr. Martin. Mr. Carr is a Senior Vice President of AHP. See "RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY."

     REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE AND THE
                   STOCK OPTION PLAN ADMINISTRATION COMMITTEE

    The Company's compensation policy as established by the Board of Directors is intended to provide competitive compensation to all employees, giving consideration to the relative contribution and performance of each employee on an individual basis. It is the Company's policy to compensate its executive officers at levels consistent with industry norms, primarily in the form of base salary, together with incentive bonuses. In addition, it is the Company's policy to grant stock options to each of its executive officers to align their interests with shareholder value. The biotechnology industry is extremely competitive with respect to recruitment and retention of qualified executives; accordingly, the Company uses independently published surveys of biotechnology industry compensation levels to ensure that the Company's compensation practices are comparable to other biotechnology companies.

    Determining the compensation of the Company's executive officers is the responsibility of the Board of Directors, through its Compensation Committee, which has overall responsibility for the Company's compensation policies for senior management. Its Stock Option Plan Administration Committee is responsible for administering the Company's stock option plans. The Compensation Committee makes recommendations to the Board of Directors as to the salaries of, and incentive bonuses awarded to, the Company's Chief Executive Officer and other executive officers. The Stock Option Plan Administration Committee determines the number and terms of options granted to the Company's Chief Executive Officer, other executive officers and all other employees.

    Executive compensation consists of three major components: base salary, annual incentive bonus and stock options. The determination of base salaries of the Chief Executive Officer and other executive officers is based on annual surveys of similar positions at other biotechnology companies (described below as the Comparison Group), together with assessments of individual performance and the Company's achievement of predetermined operating goals that are established annually by the Board of Directors (the goals for 1997 are described below). The Compensation Committee does not assign relative weights to the factors on which base salaries are based. Assessments of individual performance include subjective evaluations of the value of individual executives to the Company. The surveys employed include some, but not all, of the companies in the Nasdaq Pharmaceutical Index, one of the indices used in the Company's performance graph that appears below.

    The Compensation Committee meets each December to determine the annual salary component of executive compensation to be paid in the following calendar year, and the amount of cash incentive bonus compensation to be awarded executives for performance in the current year. The salaries paid to executives in 1997 were determined by reference to 1996 compensation survey data, adjusted upwards for inflation during the term between July 1996 and December 1996. The survey data considered by the Compensation Committee in determining executive salaries included salary information provided by 39 biotechnology companies having more than 500 employees (the "Comparison Group"), as well as a subgroup of the 15 largest biotechnology companies (the "Comparison Subgroup"). The Compensation Committee believes that the Comparison Group and the Comparison Subgroup were representative of industry norms in late 1996; each group is weighted approximately equally by the Compensation Committee. The Comparison Subgroup consisted of Amgen, Inc., Biogen, Inc., Genentech, Inc., Chiron Corporation, Centocor, Inc., Genetics Institute, Genzyme Corporation, and biotechnology affiliates or subsidiaries of Baxter Biotech Group, Bayer Corporation, Berlex Biosciences, Boehringer Mannheim Group, Bristol-Myers Squibb Pharmaceutical Research, Novo Nordisk Biotech, Inc., Roche Bioscience and Scios Nova, Inc. In the case of Mr. Fritzky, the Compensation Committee established a base salary of $468,000 for 1997, which represented approximately 83% of average compensation for chief executive officers included in the Comparison Subgroup and 98% of the average compensation for chief executive officers included in the Comparison Group. The Compensation Committee established 1997 base salaries for the Company's other executive officers ranging from 92% to 117% of the average compensation for executives performing similar functions in companies included in the Comparison Subgroup and from 102% to 126% of the average compensation for executives performing similar functions in companies included in the Comparison Group.

    In December 1996, the Compensation Committee directed the Company's Human Resources Department to work with the Company's external compensation consultant to make recommendations regarding revised annual bonus incentive targets for the Company's executive officers and a severance policy for the Company. As a result of such activities, the Company's Human Resources Department and the external compensation consultant made recommendations to the Compensation Committee in February 1997 to increase the annual bonus incentive targets for the Company's executive officer group to reflect current market trends and to ensure that total compensation for the executive officer group remained competitive with comparable biotechnology companies. In addition, a recommendation was made to adopt the Leadership Continuity Policy for key management personnel in the event of a change in control of the Company.

    In February 1997, the Compensation Committee considered survey data in establishing new annual bonus incentive targets for the Company's executive officers, including annual bonus information provided for executive officers by a representative group of selected biotechnology companies, as well as from proprietary sources obtained by the external compensation consultant. The annual bonus incentive targets approved by the Compensation Committee for the Company's executive officers represented approximately the 50(th) percentile from these sources. In revising these annual bonus incentive targets, the Compensation Committee determined that given the broad scope of management responsibilities held by the executive officer group, it would be difficult to distinguish between results achieved as an organization and results achieved in areas of individual performance. These distinctions had previously been part of the calculation of the annual bonus payable to the Company's executive officers, as discussed below. Accordingly, the Compensation Committee decided that annual bonus incentive targets for the Company's executive officers should be driven by the Company's overall achievements. Company objectives are established at the beginning of each year and approved by the Board of Directors. On an annual basis, the Compensation Committee agreed to conduct an assessment of the Company's overall performance as measured against the Company objectives for the applicable year, and at that time the Compensation Committee would determine the maximum percentage of the annual bonus incentive targets payable to the Company's executive officers. An annual bonus award can be modified by the Compensation Committee, depending on the strength of the individual executive officer's performance. Finally, the annual bonus awards can be increased by the Compensation Committee if the Company has exceeded its objectives for the year.

    At its February 1997 meeting, the Compensation Committee approved the following revised annual bonus incentive targets for the Company's executive officers. In 1997, the Chief Executive Officer is eligible for an annual bonus incentive target of 70% of base salary, versus a maximum 1996 annual bonus incentive target of 37.5% of base salary, which had been comprised of a team bonus of up to 25% of base salary based on the achievement of corporate operating goals and an additional individual bonus of up to 12.5% of base salary based on individual contributions toward achievement of corporate operating goals and subjective evaluation of individual performance. In addition, the other officers for whom compensation is reported in this Proxy Statement are eligible in 1997 for an annual bonus incentive target of 45% of base salary or 50% of base salary, versus a maximum 1996 annual bonus incentive target of 37.5% of base salary, which had been calculated in the same way that the annual bonus was calculated for the Chief Executive Officer in 1996.

    The Compensation Committee also recommended that the Board of Directors approve a new Leadership Continuity Policy for key management personnel of the Company, including the Company officers for whom compensation is reported in this Proxy Statement. The Compensation Committee determined that it is in the best interests of the Company's shareholders to foster the continuous employment of key management personnel. In this connection, the possibility of a change in control may exist for the Company, and the uncertainty and questions such a possibility may raise among management could result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders. The Leadership Continuity Policy is designed to reinforce and encourage the continued attention and dedication of key management personnel to their assigned responsibilities without distraction in the face of circumstances arising from the possibility of a change in control of the Company. The Board of Directors approved the Leadership Continuity Policy at its meeting in April 1997. The Leadership Continuity Policy as it affects the Company officers for whom compensation is reported in this Proxy Statement is summarized under "EXECUTIVE COMPENSATION -- Compensation Summary -- Change in Control and Employment Agreements."

    For 1997, the Compensation Committee elected to award Mr. Fritzky and the other officers for whom compensation is reported in this Proxy Statement a total of 125% of the annual bonus incentive target amount for which each officer was eligible (i.e., 125% of 70% of base salary for Mr. Fritzky, 125% of 50% for Ms. Phillips and Dr. Williams, and 125% of 45% for Mr. Hallquist and Mr. Southern). The Compensation Committee's decision took into account the Company's overall performance against established 1997 objectives, which had been assigned relative weights by the Board of Directors. All the Company's 1997 objectives previously established by the Board of Directors had been met or exceeded, including achievement of budgeted goals for revenue growth and reduction of the net operating loss for the Company; completion of enrollment of efficacy clinical trials in the United States for ENBREL (TNFR:Fc), manufacture of adequate supply of ENBREL (TNFR:Fc) for global pivotal clinical trials; achievement of manufacturing scale-up of ENBREL (TNFR:Fc) to commercial quantities; completion of an Flt-3 Ligand Phase II clinical trial in peripheral blood stem cell mobilization; submission of an Abbreviated New Drug Application in the United States for paclitaxel; launching a liquid formulation of LEUKINE-Registered Trademark-; and selection of a new pre-development molecule. To qualify compensation for deductibility for federal income tax purposes, it is the Company's policy to meet the requirements for exclusion from the limit on deduction imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), by paying performance-based compensation if possible and, with respect to cases in which it is not possible to meet the requirements for exclusion from Section 162(m) of the Code, the Company intends to minimize any award of compensation in excess of the limit.

    Options to purchase shares of Immunex stock were granted to the officers named in this report, as well as other employees, during 1997. The option grant was undertaken pursuant to the Company's long-term incentive performance award program, initially implemented in 1993, wherein employees are eligible to receive a grant of stock options dependent on individual performance and position held. Under this program in 1997, Mr. Fritzky received a grant to purchase 40,000 shares of stock; other officers named in this Proxy Statement received grants to purchase between 17,000 and 45,000 shares.

       COMPENSATION COMMITTEE

       Joseph J. Carr
       Kirby L. Cramer
       John E. Lyons
       Edith W. Martin

       STOCK OPTION PLAN ADMINISTRATION COMMITTEE

       Joseph J. Carr
       Kirby L. Cramer
       Robert A. Essner
       Richard L. Jackson
       John E. Lyons
       Edith W. Martin

                               PERFORMANCE GRAPH
                  COMPARISON OF FIVE-YEAR CUMULATIVE RETURN(1)
     AMONG IMMUNEX, NASDAQ COMPOSITE INDEX AND NASDAQ PHARMACEUTICAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            IMMUNEX     NASDAQ COMPOSITE   NASDAQ PHARMACEUTICAL
1992           100.00              100.00                  100.00
1993            56.95              114.79                   89.13
1994            52.13              112.21                   67.08
1995            57.83              158.68                  122.73
1996            68.34              195.19                  122.86
1997           189.26              239.63                  127.19

------------------------

(1) Assumes $100 invested at the close of trading on December 31, 1992 in the Common Stock, in the Nasdaq Composite Index and in the Nasdaq Pharmaceutical Index.

NOTE: Stock price performance shown above for the Common Stock is historical and not necessarily indicative of future price performance.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater-than-10% shareholders are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms it received, or written representations from certain reporting persons that no forms were required for those persons, the Company believes that during 1997 all filing requirements required by Section 16(a) applicable to its officers, directors and greater-than-10% beneficial owners were complied with by such persons.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Ernst & Young LLP, certified public accountants, to act as independent auditors of the Company for the fiscal year ending December 31, 1998. Ernst & Young LLP has been the Company's auditor since the Company's inception.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

    Under the Commission's proxy rules, shareholder proposals that meet certain conditions may be included in the Company's Proxy Statement and Proxy for a particular annual meeting. Proposals of shareholders that are intended to be presented by such shareholders at the Company's 1999 Annual Meeting must be received by the Company no later than November 26, 1998 to be considered for inclusion in the Proxy Statement and form of Proxy relating to that meeting. Receipt by the Company of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the Company's proxy material because there are other requirements in the proxy rules for such inclusion.

                                 OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the Annual Meeting other than the matters specifically referred to in this Proxy Statement. If other matters properly come before the Annual Meeting, it is intended that the holders of the Proxies will act with respect thereto in accordance with their best judgment.

    Copies of the 1997 Annual Report of the Company are being mailed to shareholders, together with this Proxy Statement, form of Proxy and Notice of Annual Meeting of Shareholders. Additional copies may be obtained from the Secretary of the Company, 51 University Street, Seattle, Washington 98101.

    THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED IN THE COMPANY'S 1997 ANNUAL REPORT TO SHAREHOLDERS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Scott G. Hallquist

                                          SECRETARY

Seattle, Washington

March 26, 1998

P R O X Y

________________________________________________________________________________

                             IMMUNEX CORPORATION

          THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF SHAREHOLDERS--APRIL 30, 1998

     The undersigned hereby appoint(s) Edward V. Fritzky and Peggy V. Phillips and each of them as proxies, with full power of subscription, to represent and vote as designated all shares of Common Stock of Immunex Corporation held of record by the undersigned on March 10, 1998 at the Annual Meeting of Shareholders of the Company to be held at the Sheraton Seattle Hotel & Towers, 1400 6th Avenue, Seattle, Washington at 9:00 a.m. on Thursday, April 30, 1998, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.




             IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE.




                                                               SEE REVERSE
                                                                  SIDE


________________________________________________________________________________
                          - FOLD AND DETACH HERE -

________________________________________________________________________________


Please mark your votes as indicated in this example /X/

      SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE
         SHAREHOLDER IN THE SPACES PROVIDED. IF NO DIRECTION IS GIVEN,
              THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1.

1. Election of the nine nominees to serve as directors for the ensuing year and until their successors are elected and qualify: Joseph J. Carr, Kirby L. Cramer, Edward V. Fritzky, Richard L. Jackson, John E. Lyons, Joseph M. Mahady, Edith W. Martin, Peggy V. Phillips and Douglas E. Williams.

FOR all nominees / /

WITHHOLD AUTHORITY
to vote for all nominees / /

The Board of Directors recommends a vote "FOR all nominees" in Item 1.

WITHHOLD for the following only* (Write the name of the nominee(s) in the space below.)


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*UNLESS OTHERWISE DIRECTED, ALL VOTES WILL BE APPORTIONED EQUALLY AMONG THESE
PERSONS FOR WHOM AUTHORITY IS GIVEN TO VOTE.


Please send me an admittance ticket to the Annual Meeting. / /

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. ATTORNEYS, TRUSTEES, EXECUTORS AND OTHER FIDUCIARIES ACTING IN A REPRESENTATIVE CAPACITY SHOULD SIGN THEIR NAMES AND GIVE THEIR TITLES. AN AUTHORIZED PERSON SHOULD SIGN ON BEHALF OF CORPORATIONS, PARTNERSHIPS, ASSOCIATIONS, ETC. AND GIVE HIS OR HER TITLE. IF YOUR SHARES ARE HELD BY TWO OR MORE PERSONS, EACH PERSON MUST SIGN. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.


Signature(s)                                               Date
            --------------------------------------------        ---------------

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, trustee, executor or other fiduciary acting in a representative capacity, please give full title as such.


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